Exhibit 99.1

                   Morgans Hotel Group Co. Announces
               Fourth Quarter and Year End 2005 Results

    NEW YORK--(BUSINESS WIRE)--March 27, 2006--Morgans Hotel Group Co.(NASDAQ: MHGC):

    2005 Highlights

    --  Owned Hotels Produce RevPAR Growth of 17.3%

    --  Operating Income Rises 40.4%

    --  Adjusted EBITDA Increases 19.3%

    Morgans Hotel Group Co. (NASDAQ: MHGC), a fully integrated hospitality company that operates boutique hotels in gateway cities under well-known brands such as Delano and Mondrian, today reported fourth quarter and full year 2005 financial results.
    Fourth quarter 2005 revenue per available room (RevPAR) for owned hotels, all of which are comparable, increased 12.6% over the same period in 2004. Total revenues, which include food and beverage, other hotel revenues and management fees, increased 7.9% to $70.1 million as compared to $65.0 million in the fourth quarter of 2004. Adjusted earnings before interest, taxes depreciation and amortization (Adjusted EBITDA) increased by 8.8% to $22.5 million as compared to $20.7 million in the fourth quarter of 2004. Included in Adjusted EBITDA in the fourth quarter of 2005 was $0.5 million in severance charges and $0.4 million in reserves for prior period payroll taxes at the Company's London joint venture. Included in the 2004 fourth quarter Adjusted EBITDA was $0.6 million in income due to settlements of prior period legal expenses. Excluding these items in both years' quarters, Adjusted EBITDA increased by 16%.
    Net loss for the fourth quarter of 2005 was $4.1 million compared to a net loss of $2.4 million in the fourth quarter of 2004. In addition to the items affecting Adjusted EBITDA above, the results were negatively impacted by $2.2 million for the Company's 50% share of a write-off of financing costs in connection with the refinancing of debt in the London joint venture. A reconciliation of operating income and net loss, calculated in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA is included in the accompanying tables.
    For the full year 2005, RevPAR for owned hotels was up 17.3% over the full year 2004. Total revenues increased 11.1% to $260.3 million as compared to $234.4 million in the full year 2004. Adjusted EBITDA improved 19.3% to $79.5 million as compared to $66.6 million in 2004. Net loss for the full year 2005 was $33.2 million compared to a net loss of $31.6 million for the full year 2004.
    In February 2006, the Company completed its initial public offering selling 18.0 million shares, including 3.0 million shares from existing stockholders. The Company received net proceeds of approximately $275.0 million. The proceeds were used to improve the Company's debt-to-equity ratio by repaying a portion of outstanding debt and preferred equity interests. Additionally, the Company will use the proceeds to finance a portion of the acquisition of the James Hotel Scottsdale and for general corporate purposes, including hotel renovations.
    Mr. W. Edward Scheetz, President and Chief Executive Officer stated, "We are pleased with our progress in 2005 and look forward to executing our growth plans for the remainder of 2006 and beyond. We are also confident that our recent IPO will give us the financial flexibility we need to expand the Morgans Hotel Group's brands and further establish our position as the leader in the fast growing boutique segment of the lodging industry."

    Fourth Quarter Operating Results

    RevPAR for the Company's owned hotels was $247.60 for the fourth quarter 2005, a 12.6% increase over the comparable period in 2004. The increase in RevPAR was driven by an increase of 18.4% for the Company's three New York hotels. The growth was partially offset by the impact from Hurricane Wilma in October which affected RevPAR at the Delano in Miami for the fourth quarter 2005. Excluding Miami, RevPAR at the Company's remaining five owned hotels increased approximately 15.0%.
    The RevPAR growth for the Company's owned hotels was derived solely from average daily rate (ADR) growth, which increased by 13.5%, or $38.72, to $326.22 for the fourth quarter of 2005 from $287.50 for the fourth quarter of 2004. Occupancy for the Company's owned portfolio was 75.9% in the fourth quarter 2005 as compared to 76.5% in the fourth quarter of 2004.
    Hotel operating margins, defined as hotel revenues less hotel operating expenses, as a percentage of hotel revenues increased to 36.4% in the fourth quarter of 2005 from 32.1% in the fourth quarter of 2004. The margin growth has been driven by the company's ability to increase ADR due to the high occupancies in its markets.
    At the Company's unconsolidated hotels, the London hotels rebounded from the July terrorist bombings to post a RevPAR increase of 4.1%. RevPAR at the Shore Club in Miami declined due to Hurricane Wilma.

    Full Year 2005 Company Highlights

    RevPAR for owned hotels increased 17.3% to $224.19 for the full year 2005 over the full year 2004. The Company achieved RevPAR growth across all of its geographic markets. In particular, the Company's three New York City hotels had RevPAR growth of 22.9% for the full year 2005 as compared to the full year 2004.
    The RevPAR growth at the Company's owned hotels for the full year 2005 was due to strong ADR growth, which increased 11.0%, or $27.73, to $280.24 as compared to the full year 2004. Occupancy for the Company's owned portfolio increased to 80.0% for the full year 2005 from 75.7% in the full year 2004. All six of the Company's owned hotels experienced occupancy increases for the full year 2005 as compared to the full year 2004.
    Hotel operating margins, increased to 35.0% for the full year 2005 as compared 31.7% for the full year 2004. The margin growth was driven by the company's ability to increase ADR due to high occupancies in its markets.
    Mr. Scheetz continued, "2005 was a year of strong operational performance with double digit revenue and operating profit growth. Results for full year 2005 also demonstrate the strength of our locations with all U.S. markets significantly outperforming the industry average. The Company's RevPAR growth, led by a significant rise in rate across our total portfolio, is indicative of the favorable demand by consumers of the unique luxury experience we provide and our position in high barrier-to-entry markets."

    Balance Sheet and Financing

    After giving effect to the IPO, the Company's pro forma adjusted debt at December 31, 2005 was $472.6 million. Cash and cash equivalents were $58.9 million and additional cash reserves designated for renovation projects were $15.0 million, resulting in net debt of $398.7 million. The Company's weighted average debt maturity has increased to 4.4 years and its weighted average interest rate is now 5.7%. The Company also has an undrawn $125 million revolving credit facility.

    Development Activity

    In December 2005, the Company agreed to purchase the James Hotel, a 194-room boutique hotel in Scottsdale, Arizona for $47.5 million. At that time, the Company paid 10% of the purchase price to the seller. The purchase is expected to close by the end of April 2006 and the hotel will be re-branded as Mondrian Scottsdale. The Company intends to upgrade the hotel with the repositioning expected to be completed by the end of the fourth quarter of 2006.
    In January 2006, the Company entered into a 50/50 joint venture with Boyd Gaming Corporation (NYSE: BYD) to develop two flagship hotels in Las Vegas bearing the Company's Delano and Mondrian brands. The project is expected to be completed in 2010.
    In January 2006, Morgans Hotel Group completed the acquisition of the property across from Delano Miami for approximately $14.3 million. The Company expects to convert the property into additional guest rooms and additional guest facilities and have the property in operation by the end of 2007.
    Mr. Scheetz concluded, "We are committed to expanding our brands in new markets and are off to a strong start with Las Vegas and Scottsdale. We will continue to provide our guests an innovative, dynamic and exciting venue for their lodging, dining and relaxation experiences. Our improved results in 2005 reflect our customer's appreciation and loyalty to our product and we intend to build on this in every market where we operate. As we execute our plan, we believe we can profitably expand Morgans Hotels over time to many additional locations in major markets to achieve the highest possible return on invested capital for our shareholders."

    Guidance For 2006

    The statements below are the Company's outlook or forecast for the Company's business for the fiscal year ending December 31, 2006. Based upon the Company's expectations for continued improvement of the U.S. economy, moderate supply growth, further rate improvement in the Luxury lodging and consumer service sectors, recent joint-venture announcements, along with planned expense increases, the Company is issuing the following guidance for the full year 2006:


RevPAR Growth:                8.0% to 10.0%
Total Revenues:               $280 million to $290 million
Adjusted EBITDA:              $85 million to $90 million

    The first quarter is typically the Company's slowest quarter, while the fourth quarter is the typically the strongest. Adjusted EBITDA for 2006 includes costs of approximately $2.0 million related to public company's expenses and excludes stock compensation expense. The Company expects its first quarter results to be below the prior year as the first quarter in 2005 was positively influenced by "The Gates" exhibition in New York City and the first quarter of 2006 will include public company costs and a special promotional initiative.
    The Company anticipates spending approximately $20 to $25 million for upgrades of hotels and the re-branding of Mondrian Scottsdale. In addition, maintenance capital expenditures for 2006 are estimated to be approximately $10 to $12 million.

    Conference Call

    The Company will host a conference call to discuss the financial results for the fourth quarter and year ended December 31, 2005, today at 5:00 PM Eastern time. Hosting the call will be Mr. W. Edward Scheetz, President and Chief Executive Officer, and Mr. Richard Szymanski, Chief Financial Officer.
    The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Relations section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (800) 289-0572 or (913) 981-5543 for international callers.
    A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 4447806. The replay will be available from March 27, 2006 through April 3, 2006.

    Forward-Looking and Cautionary Statements

    Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "projects," "intends," "believes," "guidance," and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; the completion of transactions and the integration of properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in Morgans Hotel Group Co.'s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

    About Morgans Hotel Group

    Based in New York City, Morgans Hotel Group Co. (Nasdaq: MHGC) operates hotels such as the Hudson, Morgans and the Royalton in New York, the Delano in Miami, the Mondrian in Los Angeles, Clift in San Francisco, and the Sanderson and St Martins Lane in London, and the Shore Club in Miami. From its founding in 1984, Morgans Hotel Group has defined the boutique hotel sector and continues to be an innovator and leader in the sector.


Morgans Hotel Group, Co.
Income Statement


                      Three Months Ended  %     Full Year Ended  %
                          Dec-05 Dec-04 Change   Dec-05 Dec-04 Change
                          ------ ------ ------   ------ ------ ------

Revenues:
Rooms                     42,822 37,988   13%  153,675 131,367   17%
Food & beverage           21,536 20,992         85,573  82,475
Other hotel                3,064  3,517         11,622  11,725
                          ------ ------        ------- -------
   Total hotel revenues   67,422 62,497    8%  250,870 225,567   11%
Management fees            2,681  2,495          9,479   8,831
                          ------ ------        ------- -------
   Total revenues         70,103 64,992    8%  260,349 234,398   11%

Operating Costs and
 Expenses:
Rooms                     10,298 10,371         39,666  37,070
Food & beverage           14,023 13,619         54,294  51,876
Other departmental         1,529    841          4,546   3,452
Hotel, selling, general
 and administrative       13,250 14,407         51,346  48,944
Property taxes, insurance
 and other                 3,806  3,171         13,331  12,619
                          ------ ------        ------- -------
   Total hotel operating
    expenses              42,906 42,409    1%  163,183 153,961    6%
Corporate expenses         5,603  2,780         17,982  15,375
Depreciation               5,920  6,740         26,215  27,348
                          ------ ------        ------- -------
   Total operating costs
    and expenses          54,429 51,929    5%  207,380 196,684    5%
   Operating income       15,674 13,063   20%   52,969  37,714   40%

Interest expense, net     15,799 15,393         75,257  67,173
Equity in loss of
 unconsolidated joint
 ventures                  3,024    451          7,593   2,958
Minority interest            949    889          4,087   3,833
Other non-operating
 (income) loss              (276)(1,497)        (1,574) (5,482)
                          ------ ------        ------- -------

   Pre tax loss           (3,822)(2,173) -76%  (32,394)(30,768)  -5%
   Income taxes              248    224            822     827
                          ------ ------        ------- -------
   Net loss               (4,070)(2,397) -70%  (33,216)(31,595)  -5%



Morgans Hotel Group, Co.
Hotel Operating Statistics

                        Three Months Ended  %    Full Year Ended  %
                          Dec-05  Dec-04  Change  Dec-05 Dec-04 Change
                          ------  ------  ------  ------ ------ ------
Morgans
          Occupancy          81.7%   88.1% -7.3%    83.4%  82.0%  1.7%
          ADR              367.04  306.43  19.8%  295.41 253.73  16.4%
          RevPAR           299.87  269.96  11.1%  246.37 208.06  18.4%

Royalton
          Occupancy          83.9%   87.5% -4.1%    86.2%  82.3%  4.7%
          ADR              397.38  333.93  19.0%  315.74 279.53  13.0%
          RevPAR           333.40  292.19  14.1%  272.17 230.05  18.3%

Hudson
          Occupancy          83.9%   82.8%  1.3%    85.3%  80.0%  6.6%
          ADR              313.70  262.81  19.4%  246.79 210.54  17.2%
          RevPAR           263.19  217.61  20.9%  210.51 168.43  25.0%

Delano
          Occupancy          64.7%   60.8%  6.3%    72.1%  66.2%  8.9%
          ADR              473.48  506.17  -6.5%  474.47 473.23   0.3%
          RevPAR           306.25  307.95  -0.6%  342.09 313.28   9.2%

Mondrian
          Occupancy          71.2%   70.2%  1.4%    79.5%  75.3%  5.6%
          ADR              298.04  278.05   7.2%  300.79 277.85   8.3%
          RevPAR           212.20  195.19   8.7%  239.13 209.22  14.3%

Clift
          Occupancy          61.8%   66.2% -6.6%    68.7%  66.5%  3.3%
          ADR              240.93  218.05  10.5%  220.72 211.30   4.5%
          RevPAR           148.89  144.35   3.1%  151.63 140.51   7.9%

Total Owned
          Occupancy          75.9%   76.5% -0.8%    80.0%  75.7%  5.7%
          ADR              326.22  287.50  13.5%  280.24 252.51  11.0%
          RevPAR           247.60  219.94  12.6%  224.19 191.15  17.3%


St. Martins Lane
          Occupancy          80.3%   78.5%  2.3%    73.6%  75.4% -2.4%
          ADR              354.41  345.68   2.5%  359.03 349.80   2.6%
          RevPAR           284.59  271.36   4.9%  264.25 263.75   0.2%

Sanderson
          Occupancy          76.0%   78.9% -3.7%    69.6%  73.0% -4.7%
          ADR              433.54  404.92   7.1%  437.80 410.75   6.6%
          RevPAR           329.49  319.48   3.1%  304.71 299.85   1.6%

Shore Club
          Occupancy          52.3%   60.7%-13.8%    63.6%  61.6%  3.2%
          ADR              370.86  349.30   6.2%  348.90 326.77   6.8%
          RevPAR           193.96  212.03  -8.5%  221.90 201.29  10.2%

Total Joint Venture
          Occupancy          66.3%   70.1% -5.4%    68.0%  68.3% -0.4%
          ADR              381.01  361.99   5.3%  372.86 354.15   5.3%
          RevPAR           252.61  253.75  -0.5%  253.54 241.88   4.8%

Total Company
          Occupancy          73.4%   74.8% -1.9%    76.9%  73.7%  4.3%
          ADR              339.10  305.94  10.8%  301.60 277.42   8.7%
          RevPAR           248.90  228.84   8.8%  231.93 204.46  13.4%



Morgans Hotel Group, Co.
Hotel Operating Margins

                     Three Months Ended  %      Full Year Ended   %
                       Dec-05  Dec-04  Change   Dec-05  Dec-04  Change
                       ------  ------  ------   ------  ------  ------

Total hotel revenues  67,422   62,497    8%    250,870  225,567   11%

Total hotel operating
 expenses             42,906   42,409    1%    163,183  153,961    6%

Hotel operating
 margins              24,516   20,088   22%     87,687   71,606   22%

Margin - % of Total
 hotel revenues         36.4%    32.1%            35.0%    31.7%


    EBITDA and Adjusted EBITDA

    We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
    We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA as it excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest.
    The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for, our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.
    A reconciliation of net income (loss) and operating income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:


Morgans Hotel Group, Co.
EBITDA Reconciliation


                       Three Months Ended  %    Full Year Ended   %
                         Dec-05  Dec-04  Change  Dec-05 Dec-04  Change
                         ------  ------  ------  ------ ------  ------

Net income (loss)         (4,070) (2,397)       (33,216)(31,595)
Interest expense,net      15,799  15,393         75,257  67,173
Income tax expense           248     224            822     827
Depreciation and
 amortization expense      5,920   6,740         26,215  27,348
Proportionate share of
 interest expense
 from unconsolidated joint
  ventures                 4,191   1,836         10,669   7,694
Proportionate share of
 depreciation expense
 from unconsolidated joint
  ventures                 1,605   1,632          6,390   5,754
Proportionate share of
 depreciation expense
 of minority interests in
  consolidated joint
  ventures                  (115)   (115)          (482)   (610)
                          ------  ------         ------  ------

EBITDA (1)                23,578  23,313         85,655  76,591

Other non operating
 expense (income)           (276) (1,497)        (1,574) (5,482)
Less : Clift                (809) (1,139)        (4,629) (4,530)
                          ------  ------         ------  ------

Adjusted EBITDA (1)       22,493  20,677   8.8%  79,452  66,579  19.3%


(1) EBITDA and Adjusted EBITDA do not include intercompany fees or cost allocation to the hotels


Morgans Hotel Group, Co.
Reconciliation of Operating Income to Adjusted EBITDA

                             Three Months Ended   Full Year Ended
                              Dec-05   Dec-04     Dec-05    Dec-04
                              ------   ------     ------    ------

Operating Income              15,674   13,063     52,969    37,714

Depreciation                   5,920    6,740     26,215    27,348
EBITDA from joint ventures     2,774    3,023      9,466    10,495
Minority interest             (1,066)  (1,010)    (4,569)   (4,448)
Other non-operating income
 (loss)                          276    1,497      1,574     5,482
                             -------  -------    -------   -------

EBITDA                        23,578   23,313     85,655    76,591

Other non-operating (income)
 loss                           (276)  (1,497)    (1,574)   (5,482)
Less : Clift                    (809)  (1,139)    (4,629)   (4,530)
                             -------  -------    -------   -------

Adjusted EBITDA               22,493   20,677     79,452    66,579



Morgans Hotel Group, Co.
EBITDA Analysis


                  Three Months Ended   %     Full Year Ended    %
                    Dec-05  Dec-04   Change   Dec-05  Dec-04  Change
                    ------  ------   ------   ------  ------  ------


Morgans              1,788   1,509    18%     4,918    3,921      25%
Royalton             2,579   1,876    37%     6,692    4,605      45%
Hudson              11,544   8,845    31%    34,171   24,844      38%
Delano               3,425   3,277     5%    16,852   15,650       8%
Mondrian             3,305   2,432    36%    15,856   13,608      17%
Clift                  809   1,139   -29%     4,629    4,530       2%
                   ------- ------- -----    ------- --------  ------
   Total Owned      23,450  19,078    23%    83,118   67,158      24%

St Martins Lane      1,725   1,756    -2%     5,459    5,773      -5%
Sanderson              908   1,080   -16%     3,272    4,053     -19%
Shore Club             141     187   -25%       735      669      10%
                   ------- ------- -----    ------- --------  ------
   Total Joint
    Venture          2,774   3,023    -8%     9,466   10,495     -10%

Management Fees      2,681   2,495     7%     9,479    8,831       7%
Corporate Expenses  (5,603) (2,780)  102%   (17,982) (15,375)     17%
                   ------- ------- -----    ------- --------  ------

   Total Company    23,302  21,816     7%    84,081   71,109      18%

Less Clift            (809) (1,139)  -29%    (4,629)  (4,530)      2%
                   ------- ------- -----    ------- --------  ------

Adjusted EBITDA     22,493  20,677     9%    79,452   66,579      19%




    CONTACT: Investor Relations:
             ICR
             Brad Cohen, 888-277-4158
              or
             Media:
             Rubenstein
             Rick Matthews, 212-843-8267